Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES ISSUANCE
OF $10 MILLION OF SENIOR SECURED NOTES DUE 2024

LAS VEGAS – May 13, 2019 – Full House Resorts, Inc. (the “Company”) (NASDAQ: FLL) today announced its closing of $10 million in aggregate principal amount of senior secured notes due 2024 (the “Notes”). The Notes were issued pursuant to the indenture (as amended and supplemented, the "Indenture"), dated as of February 2, 2018, which governs the Company's existing senior secured notes due 2024 (the "Original Notes"), of which $100 million in aggregate principal amount was issued by the Company on February 2, 2018. The Company expects to use the proceeds from the Notes offering to provide additional liquidity for the construction of the Phase One parking garage at Bronco Billy’s Casino and Hotel and other capital expenditures, to pay fees and expenses incurred in connection with the offering, and for general corporate purposes.

The Notes have the same maturity date, interest rate, and other terms and conditions as the Original Notes, except for the issue date and the purchase price. Accordingly, the Notes have an interest rate of LIBOR plus a margin rate of 7.0% and a maturity date of February 2, 2024. The Notes were issued at a price of 99.01% of face value.

The Notes were issued in a private placement to “qualified institutional buyers” as defined in Rule 144A(a)(1) under the Securities Act of 1933. The purchase agreement and Indenture will be available in the Investors section of the Company’s website at www.fullhouseresorts.com and on the SEC website at www.sec.gov.

Forward-looking Statements
This press release contains statements by the Company and its officers that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include the intended use of proceeds in the Notes offering. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of the Company. Such risks include, without limitation, changes in the Company’s business strategies, interest rate risks, and construction risks. Additional information concerning potential factors that could affect the Company’s financial condition and results of operations is included in the reports the Company files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law. Actual results may differ materially from those indicated in the forward-looking statements.

About Full House Resorts, Inc.
Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy's Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com. The information contained on, or that may be accessed through, our website and Facebook page are not incorporated by reference into, and is not a part of, this document.

Contact:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
(702) 221-7800
www.fullhouseresorts.com